Filed pursuant to Rule 433
                                            Registration File No.: 333-137620-11

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR(R) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

                                        THE SERIES 2007-6 CERTIFICATES



                      Initial       Pass-
                     Principal     Through
          Class     Balance(1)      Rate       Principal Types        Interest Types            CUSIP
       -----------------------------------------------------------------------------------------------------
       Offered
       Certificates
       Class A-1    $292,254,000   6.000%    Senior, Sequential Pay    Fixed Rate             949773 AA3
       Class A-2     $47,201,657     (2)     Senior, Sequential Pay    Floating Rate          949773 AB1
       Class A-3      $7,866,943     (2)     Senior, Sequential Pay    Inverse Floating Rate  949773 AC9
       Class A-4     $37,131,400   6.000%    Super Senior, Lockout     Fixed Rate             949773 AD7
       Class A-5      $1,460,000   6.000%    Super Senior Support,     Fixed Rate             949773 AE5
                                             Lockout
       Class A-6    $285,000,000   6.000%    Senior, Pass-Through      Fixed Rate             949773 AF2
       Class A-PO     $4,187,098   0.000%    Senior, Ratio Strip       Principal Only         949773 AG0
       Class A-R            $100   6.000%    Senior, Sequential Pay    Fixed Rate             949773 AH8
       Class B-1     $14,707,000   6.000%    Subordinated              Fixed Rate             949773 AJ4
       Class B-2      $4,201,000   6.000%    Subordinated              Fixed Rate             949773 AK1
       Class B-3      $2,802,000   6.000%    Subordinated              Fixed Rate             949773 AL9
       Non-Offered
       Certificates
       Class B-4      $1,400,000   6.000%    Subordinated              Fixed Rate             949773 AM7
       Class B-5        $701,000   6.000%    Subordinated              Fixed Rate             949773 AN5
       Class B-6      $1,400,721   6.000%    Subordinated              Fixed Rate             949773 AP0


--------------------------

(1)  Approximate. The initial principal balances are subject to adjustment.

(2) The following table describes the methodology for determining the pass-through rate for the floating rate and inverse floating rate certificates.


                                                                         Maximum
                                                            Minimum       Pass-
                   Initial Pass-        Pass-Through      Pass-Through   Through
Class               Through Rate        Rate Formula          Rate         Rate
-------------   ----------------------------------------------------------------
Class A-2       6.020%          LIBOR + 0.700%        0.700%       7.000%
Class A-3       5.880%      37.800% - (6 x LIBOR)     0.000%      37.800%

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

   first, to the Class A-R Certificates; and

   second, concurrently, as follows:

       (a) approximately 57.5206360279%, sequentially, as follows:

                  (i) concurrently, to the Class A-4 and Class A-5 Certificates, pro rata, up to the Priority Amount for such Distribution Date;

                  (ii) to the Class A-1 Certificates;

                  (iii) concurrently, to the Class A-2 and Class A-3
            Certificates, pro rata; and

                  (iv) concurrently, to the Class A-4 and Class A-5
            Certificates, pro rata; and

       (b) approximately 42.4793639721% to the Class A-6 Certificates.

   The "Priority Amount" for any Distribution Date means the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the sum of the Scheduled Principal Amount and the Unscheduled Principal Amount.

   The "Priority Percentage" means the sum of the Principal Balances of the Class A-4 and Class A-5 Certificates divided by the Aggregate Non-PO Principal Balance.

   The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Percentage.

   The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Prepayment Percentage.

The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

             Distribution Date Occurring In                  Shift Percentage
----------------------------------------------------------   ----------------
May 2007 through April 2012                                          0%
May 2012 through April 2013                                         30%
May 2013 through April 2014                                         40%
May 2014 through April 2015                                         60%
May 2015 through April 2016                                         80%
May 2016 and thereafter                                            100%